                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant [x]
Filed by Party other than the Registrant [ ]
Check the appropriate box:

   [ ]  Preliminary Proxy Statement          [ ] Confidential, for Use of the
   [x]  Definitive Proxy Statement               Commission Only (as permitted
   [ ]  Definitive Additional Materials          by Rule 14a-6(e)(2))
   [ ]  Soliciting Material Pursuant to
        Rule 14a-11(c) or Rule 14a-12

                            SPIEKER PROPERTIES, INC.
                (Name of Registrant as Specified In Its Charter)

                                 _______________
                   (Name of Person(s) Filing Proxy Statement,
                          if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

   [x]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1) Title of each class of securities to which transaction applies:
        (2) Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        (4) Proposed maximum aggregate value of transaction:
        (5) Total fee paid:
   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
        (1) Amount previously paid:
        (2) Form, Schedule or Registration Statement no.:
        (3) Filing Party:
        (4) Date Filed:

                     [SPIEKER PROPERTIES, INC. LETTERHEAD]

                                                                  April 16, 1998

Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Spieker Properties, Inc., a Maryland corporation (the "Company"), to be held at the Doubletree Hotel, 2050 Gateway Place, San Jose, California, on June 10, 1998, at 10:30 a.m., local time.

     The attached Notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully. Please use this opportunity to take part in the Company's affairs by voting on the business to be presented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY MAILED YOUR PROXY CARD.

     We look forward to seeing you at the meeting.

                                    Sincerely,

                                    /s/ Warren E. Spieker, Jr.

                                    WARREN E. SPIEKER, JR.
                                    Chairman of the Board
                                    and Chief Executive Officer

                            SPIEKER PROPERTIES, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 10, 1998
                            ------------------------

     The Annual Meeting of Stockholders (the "Annual Meeting") of Spieker Properties, Inc., a Maryland corporation (the "Company"), will be held at the Doubletree Hotel, 2050 Gateway Place, San Jose, California, on June 10, 1998, at 10:30 a.m., local time, to consider and vote upon the following proposals:

     1. To elect two directors of the Company to serve until the 2001 Annual Meeting of Stockholders and until their respective successors are elected and qualified: David M. Petrone and Dennis E. Singleton as Class II directors for a three-year term.

     2. To ratify the retention of Arthur Andersen LLP as the independent auditors for the Company for the year ending December 31, 1998.

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

     The Board of Directors has fixed the close of business on April 3, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          /s/ Warren E. Spieker, Jr.

                                          WARREN E. SPIEKER, JR.
                                          Chairman of the Board and
                                          Chief Executive Officer

Menlo Park, California
April 16, 1998

                               MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 16, 1998

                            SPIEKER PROPERTIES, INC.
                              2180 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025

                        -------------------------------
                                PROXY STATEMENT
                        -------------------------------

     This Proxy Statement is furnished to stockholders of Spieker Properties, Inc., a Maryland corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on June 10, 1998, at 10:30 a.m., local time, at the Doubletree Hotel, 2050 Gateway Place, San Jose, California, and any adjournment or postponement thereof.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Ms. Sara H. Reynolds, the Company's Secretary) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock, par value $0.0001 per share (the "Common Stock"). The Company may use the services of D.F. King & Co., Inc., 77 Water Street, 20th Floor, New York, New York 10005 to assist in soliciting proxies and, in such event, the Company expects to pay approximately $10,000 for such services. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors, and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     The presence at the Annual Meeting, either in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Holders of the Company's Common Stock and Series A Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock"), are entitled to vote at the Annual Meeting. The close of business on April 3, 1998 (the "Record Date") has been fixed as the record date for determining the holders of shares of Common Stock and Series A Preferred Stock entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were 57,558,803 shares of Common Stock outstanding. The holders of the Series A Preferred Stock have the right to one vote for each share of Common Stock into which such Series A Preferred Stock can be converted and are entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. As of the Record Date, there were 1,000,000 shares of Series A Preferred Stock outstanding, which are convertible into 1,219,512 shares of Common Stock.

     Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The New York Stock Exchange permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to the election of directors and also on the matters of the type contained in Proposal No. 2. Shares represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR the election of each of the two nominees for director named below and FOR Proposal No. 2.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each director and each of the executive officers named in the Summary Compensation Table below, (ii) all directors and such executive officers of the Company as a group, and (iii) each person known by the Company to hold more than 5% of the outstanding shares of the Company's Common Stock. Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual listed with sole voting and/or investment power.

                                                                                                         PERCENTAGE OF
                                                                                                            SHARES
                                                                                       PERCENTAGE OF      OUTSTANDING
                                                                    PERCENTAGE OF         SHARES           ASSUMING
                                                                        SHARES          OUTSTANDING      CONVERSION OF
                                                                     OUTSTANDING         ASSUMING          OPERATING
                                   AMOUNT AND                          ASSUMING        CONVERSION OF   PARTNERSHIP UNITS
                                   NATURE OF     PERCENTAGE OF      CONVERSION OF        OPERATING       AND SERIES A
  NAME AND BUSINESS ADDRESS OF     BENEFICIAL        SHARES       SERIES A PREFERRED    PARTNERSHIP        PREFERRED
        BENEFICIAL OWNER          OWNERSHIP(1)   OUTSTANDING(2)        STOCK(3)          UNITS(4)          STOCK(5)
  ----------------------------    ------------   --------------   ------------------   -------------   -----------------
Warren E. Spieker, Jr.(6)(7)....   2,820,579          4.9                4.8                4.3               4.2
Dennis E. Singleton(6)(8).......     857,513          1.5                1.5                1.3               1.3
John K. French(6)(9)............     671,563          1.2                1.1                1.0               1.0
John A. Foster(6)(10)...........     258,626            *                  *                  *                 *
Craig G. Vought(6)(11)..........     251,108            *                  *                  *                 *
Richard J. Bertero(6)(12).......       6,125            *                  *                  *                 *
Harold M. Messmer, Jr.(6)(13)...      90,525            *                  *                  *                 *
David M. Petrone(6)(14).........       9,125            *                  *                  *                 *
William S. Thompson,
  Jr.(6)(15)....................       8,625            *                  *                  *                 *
All directors and executive
  officers as a group (nine
  persons)(16)..................   4,963,332          8.6                8.4                7.6               7.4
Cohen & Steers Capital
  Management, Inc.(17)..........   4,704,500          8.2                8.0                7.2               7.1
The Equitable Companies
  Incorporated(18)..............   3,435,959          6.0                5.8                5.3               5.2
FMR Corp.(19)...................   3,278,600          5.7                5.6                5.0               4.9

---------------
  *  Less than 1%

 (1) In consideration of the contributions of their interests in the Company's original properties as part of the formation of the Company in 1993, Mr. Spieker, certain officers of the Company and one other individual retained beneficial ownership of limited partnership interests in Spieker Properties, L.P., a California limited partnership (the "Operating Partnership") in which the Company has a general partnership and a limited partnership interest. The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the Second Amended and Restated Agreement of Limited Partnership of Spieker Properties, L.P., which was adopted on October 13, 1997 by the Company as general partner and by the limited partners of the Operating Partnership, the partnership interests are expressed as partnership units based upon an exchange ratio of one partnership unit for one share of the Company's Common Stock, which exchange ratio is subject to modification based upon certain events.

 (2) Assumes conversion of only the partnership units in the Operating Partnership or shares of Series A Preferred Stock owned by such person into shares of Common Stock and includes only shares of

     Common Stock subject to options held by such person that are exercisable within 60 days of the Record Date. The total number of shares outstanding used in calculating this percentage assumes that none of the partnership units or Series A Preferred Stock held by other persons are converted into shares of Common Stock. The total number of shares outstanding used in calculating this percentage excludes the number of shares of Common Stock subject to options held by other persons that are exercisable within 60 days of the Record Date.

 (3) Assumes conversion of all outstanding shares of Series A Preferred Stock into shares of Common Stock and includes only shares of Common Stock subject to options held by such person that are exercisable within 60 days of the Record Date. The total number of shares outstanding used in calculating this percentage excludes the number of shares of Common Stock subject to options held by other persons that are exercisable within 60 days of the Record Date and excludes the number of shares of Common Stock issuable upon conversion of partnership units in the Operating Partnership held by other persons.

 (4) Assumes conversion of all outstanding partnership units in the Operating Partnership (other than partnership units held by the Company) into shares of Common Stock and includes only shares of Common Stock subject to options held by such person that are exercisable within 60 days of the Record Date. The total number of shares outstanding used in calculating this percentage excludes the number of shares of Common Stock subject to options held by other persons that are exercisable within 60 days of the Record Date and excludes shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by other persons.

 (5) Assumes conversion of all outstanding shares of Series A Preferred Stock and all outstanding partnership units in the Operating Partnership (other than partnership units held by the Company) into shares of Common Stock and includes only shares of Common Stock subject to options held by such person that are exercisable within 60 days of the Record Date. The total number of shares outstanding used in calculating this percentage excludes the number of shares of Common Stock subject to options held by other persons that are exercisable within 60 days of the Record Date.

 (6) The business address of such person is 2180 Sand Hill Road, Menlo Park, California 94025.

 (7) Includes 2,462,502 shares of Common Stock that may be issued upon the conversion of all of Mr. Spieker's partnership units in the Operating Partnership, 100,000 shares of Common Stock held directly, 22,127 shares of restricted Common Stock, 234,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 1,450 shares of Common Stock owned by Mr. Spieker's wife and children and deemed beneficially owned by Mr. Spieker. In March 1997, Mr. Spieker donated approximately $1.4 million in value of Common Stock owned by him to charitable organizations and schools and he intends to donate up to $1.5 million in value of Common Stock owned by him each year for the next three years to charitable organizations. In December 1997, Mr. Spieker also donated approximately $1.8 million in value of Common Stock owned by him to charitable organizations.

 (8) Includes 692,945 shares of Common Stock that may be issued upon the conversion of all of Mr. Singleton's partnership units in the Operating Partnership, 9,500 shares of Common Stock held directly, 9,668 shares of restricted Common Stock, 144,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 900 shares of Common Stock held by Mr. Singleton as custodian for his children. Mr. Singleton may be deemed to have beneficial ownership of such 900 shares.

 (9) Includes 527,195 shares of Common Stock that may be issued upon conversion of all of Mr. French's partnership units in the Operating Partnership, 4,700 shares of Common Stock held directly, 9,668 shares of restricted Common Stock and 130,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(10) Includes 144,475 shares of Common Stock that may be issued upon the conversion of all of Mr. Foster's partnership units in the Operating Partnership, 89,400 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 24,751 shares of restricted Common Stock.

(11) Includes 105,440 shares of Common Stock that may be issued upon the conversion of all of Mr. Vought's partnership units in the Operating Partnership, 133,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 12,668 shares of restricted Common Stock.

(12) Includes 2,000 shares of Common Stock held directly and 4,125 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(13) Includes 85,225 shares of Common Stock held directly and 5,300 shares of Common Stock held by Mr. Messmer, as custodian for his children. Mr. Messmer disclaims beneficial ownership of such 5,300 shares.

(14) Includes 5,000 shares of Common Stock held directly and 4,125 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(15) Includes 3,000 shares of Common Stock, 4,125 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 1,500 shares of Common Stock held by Mr. Thompson for his children. Mr. Thompson disclaims beneficial ownership of such 1,500 shares.

(16) Includes 3,933,267 shares of Common Stock that may be issued upon the conversion of partnership units in the Operating Partnership owned by Messrs. Spieker, Singleton, French, Foster and Vought and 743,275 shares of Common Stock subject to options that are exercisable in the aggregate by all the directors and executive officers within 60 days of the Record Date.

(17) Share amounts as reported on Schedule 13G filed with the Securities and Exchange Commission on February 12, 1998. Address: 757 Third Avenue, New York, New York 10017. Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 (the "Investment Act"), has the sole power to vote or direct the vote of 4,073,200 of such shares and sole power to dispose of 4,704,500 shares of Common Stock.

(18) Share amount as reported on Schedule 13G filed with the Securities and Exchange Commission on February 17, 1998. Address: 1290 Avenue of the Americas, New York, New York 10104. Includes (i) 6,000 shares owned by The Equitable Life Assurance Society of the United States, a majority owned subsidiary of The Equitable Companies Incorporated, which is deemed to have the shared power to vote all of such shares and the sole power to dispose of all such shares, (ii) 3,237,700 owned by Alliance Capital Management, L.P., a subsidiary of The Equitable Companies Incorporated, which holds such shares for investment advisory clients and is deemed to have the sole power to vote 265,000 shares and the sole power to dispose of all such shares, (iii) 191,180 shares owned by Donaldson, Lufkin & Jenrette Securities Corporation, a subsidiary of The Equitable Companies Incorporated, which holds such shares for investment advisory clients and is deemed to have the shared power to dispose of all such shares, and (iv) 1,079 shares owned by Wood, Struthers & Winthrop Management Corp., a subsidiary of The Equitable Companies Incorporated, which holds such shares for investment advisory clients and is deemed to have the sole power to dispose of all such shares. Five French mutual insurance companies, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, as a group, and AXA-UAP, a French corporation, may each be deemed to be a parent company of The Equitable Companies Incorporated, and may also be deemed to beneficially own such shares.

(19) Share amount as reported on Schedule 13G filed with the Securities and Exchange Commission on February 11, 1998. Address: 82 Devonshire Street, Boston, Masssachusetts 02109. Includes (i) 2,996,600 shares owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., which holds such shares for investment advisory clients, (ii) 2,996,600 shares owned by Edward C. Johnson III, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity, and each is deemed to have sole power to dispose of such shares, (iii) 282,000 shares owned by Fidelity Management Trust Company ("Fidelity Management"), a wholly-owned subsidiary of FMR Corp., which holds such shares as investment manager of certain institutional accounts, and (iv) 282,000 shares owned by Mr. Johnson and FMR Corp., through its control of Fidelity Management, each is deemed to have sole voting and dispositive power over such shares. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the

     Fidelity funds, which power resides with such funds' Board of Trustees and Fidelity carries out the voting of the shares under guidelines established by such Board of Trustees.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's Articles of Incorporation divides the Company's Board of Directors into three classes. The members of each class of directors serve staggered three-year terms and continue in office until their respective terms expire and until their successors are duly elected and qualified.

     At the Annual Meeting, the stockholders will elect nominees David M. Petrone and Dennis E. Singleton to serve as Class II directors. The Class II directors will serve until the Annual Meeting of Stockholders to be held in 2001 and until such directors' respective successors are elected or appointed and qualified or until any such director's earlier resignation or removal. The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company.

     The affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

     Certain information about such nominees is furnished below.

     David M. Petrone. Mr. Petrone has served as a Director of the Company since December 1993. Mr. Petrone is Chairman of Housing Capital Company. Until 1992, Mr. Petrone was Vice Chairman of Wells Fargo and Company. Mr. Petrone was previously President and CEO of Wells Fargo Realty Advisors as well as President and CEO of Wells Fargo Mortgage and Equity Trust, a publicly held REIT ("Real Estate Investment Trust") with assets of $500,000,000. During his tenure with Wells Fargo he also became head of wholesale banking as well as its senior lending officer. Mr. Petrone serves on the Board of Directors of Jacobs Engineering and Alexandria Real Estate Equities, Inc. He received a Bachelor of Science and a Masters in Business Administration from the University of Oregon, where he serves as a trustee.

     Dennis E. Singleton. Mr. Singleton has served as a Director of the Company since August 1993. Mr. Singleton is Vice Chairman of the Board of Directors and is responsible for leading the Company's efforts to build a brand identity, as well as for increasing the value-added services the Company provides to its tenants. Additionally, Mr. Singleton is involved with identifying and analyzing strategic portfolio acquisition and operating opportunities for the Company. Since joining the Company's predecessor in 1972, Mr. Singleton has overseen the development and acquisition of more than 28,000,000 square feet of commercial properties representing an investment of over $3 billion. Mr. Singleton received a Bachelor of Science from Lehigh University and a Masters in Business Administration from Harvard Graduate School of Business Administration.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                    THE ELECTION OF THE NOMINEES NAMED ABOVE

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and the executive officers as of the mailing date of this Proxy Statement, including their ages.

                                                                                 DIRECTOR TERM
                                                                               ------------------
              NAME                 AGE                POSITION                 ELECTED    EXPIRES
              ----                 ---                --------                 -------    -------
Warren E. Spieker, Jr.             53     Director, Chairman of the Board       1997       2000
                                          and Chief Executive Officer
Dennis E. Singleton                53     Director and Vice Chairman of the     1995       1998
                                          Board
John K. French                     53     Director, Executive Vice              1996       1999
                                          President and Chief Operating
                                          Officer
John A. Foster                     39     Executive Vice President and            --         --
                                          Chief Investment Officer
Craig G. Vought                    38     Executive Vice President and            --         --
                                          Chief Financial Officer
Richard J. Bertero                 58     Director                              1997       2000
Harold M. Messmer, Jr.             52     Director                              1997       2000
David M. Petrone                   53     Director                              1995       1998
William S. Thompson, Jr.           52     Director                              1996       1999

     Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1 Election of Directors." Biographical information concerning the remaining directors and executive officers is set forth below.

     Richard J. Bertero. Mr. Bertero has served as a Director of the Company since December 1993. Mr. Bertero is a partner in Hogland, Bogart and Bertero, a San Francisco Bay Area real estate firm. Mr. Bertero was associated with the RREEF Funds as a founding partner from 1975 until his retirement in 1992. At RREEF, he was instrumental in many aspects of RREEF's development over the years, including the acquisition and disposition of commercial properties and portfolio management. He served on RREEF's policy committee as well as on the investment committee. Prior to his employment at RREEF, Mr. Bertero had been associated with Coldwell Banker for ten years. He is a graduate of the University of California at Berkeley.

     John A. Foster, Executive Vice President and Chief Investment Officer of the Company, is responsible for the overall management and control of the Company's acquisition, development, and divestment activities, including the development and implementation of the Company's strategic growth plans. Prior to January 1, 1998, as Regional Senior Vice President, Mr. Foster was responsible for the firm's operations in the Silicon Valley area of Northern California, including new development, acquisitions and property management. Mr. Foster is a past president of NAIOP (National Association of Industrial and Office
Parks) -- Silicon Valley Chapter. Prior to joining the Company, he was employed by AT&T and Bain & Co. Mr. Foster received a Bachelor of Arts from Kalamazoo College and a Masters in Business Administration from Stanford University.

     John K. French, Director, Executive Vice President and Chief Operating Officer of the Company, is responsible for the Company's day-to-day operations including the leasing, marketing and management of the Company's properties. In his capacity as Chief Operating Officer, Mr. French is responsible for the operating results of properties representing approximately 35,000,000 square feet. Mr. French has extensive experience in all aspects of development activities including land acquisition, entitlement process, design, construction and marketing, as well as the management of teams of people involved in the development process. Since joining the Company's predecessor in 1974, Mr. French has overseen the development and acquisition of more than 70 properties representing over 8,000,000 square feet of commercial property in Northern California and Idaho. Prior to graduate school, Mr. French served as a Captain and Naval Aviator in the U.S. Marine Corps. He received a Bachelor of Arts from Harvard College and a Masters in Business Administration from Harvard Graduate School of Business Administration.

     Harold M. Messmer, Jr. Mr. Messmer has served as a Director of the Company since December 1993. Mr. Messmer is Chairman and Chief Executive Officer of Robert Half International, Inc. ("Robert Half"), the world's largest staffing services firm specializing in professional personnel. Prior to joining Robert Half in 1985, Mr. Messmer was Chief Executive Officer of Cannon Mills Company, a member of the Office of the Chairman of Castle & Cooke, Inc. and served on the Castle & Cooke Board of Directors. He was formerly a partner of the law firm of O'Melveny & Myers. He currently serves on the Board of Directors of Airborne Freight Corporation and Health Care Property Investors, Inc. He is a graduate of Loyola University and the New York University School of Law.

     Warren E. "Ned" Spieker, Jr., Chairman of the Board of Directors, Chief Executive Officer and President of the Company, oversees all of the Company's acquisition, development and financing activities, establishes corporate policy and provides overall strategic direction for the Company. He began his career in the real estate industry in 1967 and joined Trammell Crow Company in 1970 as the managing partner of the Northwest region. Mr. Spieker has overseen the development of property in virtually all product categories including industrial buildings, suburban mid-rise and downtown high-rise office buildings, retail centers, residential lots, trade marts, elderly care facilities, apartments, condominiums and hotels. During his partnership with Trammell Crow, Mr. Spieker oversaw or was responsible for the development or acquisition of 18,000,000 square feet of commercial space, and since that time has directed the growth of Spieker Properties to approximately 35,000,000 square feet. Mr. Spieker received a Bachelor of Arts from the University of California at Berkeley. Mr. Spieker is a member of the Board of Governors and the Executive Committee of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT").

     William S. Thompson, Jr. Mr. Thompson has served as a Director of the Company since December 1993. Mr. Thompson is a Managing Director and Chief Executive Officer of Pacific Investment Management Company ("PIMCO"). In addition, he serves as a member of the Board of Directors and Chairman of the Executive Committee of PIMCO Advisors L.P., a NYSE listed master limited partnership. Mr. Thompson joined the firm in April 1993 after 18 years with Salomon Brothers where he was a Managing Director with assignments in Chicago, San Francisco and Tokyo. A native of St. Louis, Missouri, Mr. Thompson graduated from the University of Missouri with a Bachelor of Science in Civil Engineering and from Harvard Business School with a Masters in Business Administration. Subsequently, he attained the rank of Captain in the U.S. Army Reserves.

     Craig G. Vought, Executive Vice President and Chief Financial Officer of the Company, is responsible for the overall management and control of the Company's financial matters and capital market activities. In this capacity, he has been responsible for raising over $3.0 billion of capital for the Company in various public and private markets. He is also responsible for investor relations, legal affairs, human resources and MIS. Mr. Vought joined the Company's predecessor in 1986. In addition to his financial experience, Mr. Vought has been responsible for the development of nearly 1,000,000 square feet of commercial property. Previously he held positions at Chase Manhattan Bank and E.F. Hutton & Co. Mr. Vought received a Bachelor of Arts from Trinity College and a Masters in Business Administration from The Wharton School of Business.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1997, there were seven meetings of the Board and two unanimous written consents of the Board. Each director attended greater than 75% of the meetings of the Board (whether in person or telephonically or by written consent in lieu of a meeting) and meetings of committees of the Board on which he served, held during the period of time he served as director during 1997.

     The Board has standing Audit, Compensation, Non-Executive Stock Incentive Plan and Stock Incentive Plan Committees. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to recommend nominations, the Board will consider recommendations from stockholders, which should be addressed to Sara H. Reynolds, the Company's Secretary, at the Company's address set forth above.

     The Audit Committee consists of David M. Petrone and William S. Thompson, Jr. The Audit Committee recommends the appointment of the firm of certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports, takes such action as may be deemed appropriate with respect to such audit reports, and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls. The Audit Committee met 3 times during 1997.

     The Compensation Committee consists of Richard J. Bertero, Harold M. Messmer, Jr. and Warren E. Spieker, Jr. The Compensation Committee establishes and reviews annually the Company's general compensation policies applicable to the Company's executive officers, reviews and approves the level of compensation of the Chief Executive Officer and other executive officers of the Company, reviews and advises the Board concerning the performance of the Chief Executive Officer and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee met 3 times during 1997.

     The Stock Incentive Plan Committee consists of Richard J. Bertero and Harold M. Messmer, Jr. The Stock Incentive Plan Committee administers the Spieker Properties, Inc. Amended and Restated 1993 Stock Incentive Plan as it pertains to executive officers and reports to the Board of Directors regarding that plan from time to time, or whenever called upon to do so. The Stock Incentive Plan Committee met 3 times during 1997.

     The Non-Executive Stock Incentive Plan Committee consists of Dennis E. Singleton and Warren E. Spieker, Jr. The Non-Executive Stock Incentive Plan Committee administers the Spieker Properties, Inc. Amended and Restated 1993 Stock Incentive Plan as it pertains to non-executive officers and reports to the Board of Directors regarding the plan from time to time, or whenever called upon to do so. The Non-Executive Stock Incentive Plan Committee conducted 3 meetings by written consent in lieu of a meeting during 1997.

COMPENSATION OF DIRECTORS

     Each of the independent directors receives an annual fee of $18,000, a meeting fee of $1,000 for each Board of Directors meeting attended, and reimbursement of expenses incurred in attending meetings. Directors who also are officers or employees of the Company do not receive any such director fees.

     Pursuant to the Spieker Properties, Inc. Amended and Restated 1993 Directors' Stock Option Plan, each independent director, upon joining the Board, receives an initial grant of options to purchase 2,500 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such options. Each such director who is serving as such on December 31 of each calendar year thereafter, and who has served as such for more than one year, will automatically receive an annual grant of options to purchase 4,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee and Stock Incentive Plan Committee were formed in December 1993. The members of the Company's Compensation Committee are Messrs. Bertero, Messmer, and Spieker. The members of the Stock Incentive Plan Committee are Messrs. Bertero and Messmer. No interlocking relationship existed in 1997 or presently exists between any member of the Company's Compensation Committee or its Stock Incentive Plan Committee and any member of the Board of Directors or compensation committee of any other corporation. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section entitled "Certain Relationships and Related Transactions."

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of the directors or executive officers of the Company.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION

     The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the other executive officers of the Company (collectively, the "Named Executive Officers") as of December 31, 1997 for the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                             -----------------------------   ------------------------------
                                                             RESTRICTED STOCK      STOCK         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)    BONUS($)       AWARDS($)        OPTIONS(#)   COMPENSATION($)
---------------------------  ----   ---------    ---------   ----------------    ----------   ---------------
Warren E. Spieker, Jr.       1997   $225,000           --        $777,195(1)       80,000(2)      $5,000(3)
  Chairman of the Board and  1996    225,000           --              --         380,000(4)       5,000(3)
  Chief Executive Officer    1995    225,000           --         100,000(5)       80,000(6)       6,350(7)
John K. French               1997    225,000     $250,000         414,515(8)       45,000(2)       5,000(3)
  Director, Executive Vice   1996    225,000      175,000              --         245,000(4)       5,000(3)
  President and Chief        1995    200,000      100,000              --          40,000(6)       6,350(7)
  Operating Officer
Dennis E. Singleton          1997    200,000      150,000         414,515(8)       30,000(2)       5,000(3)
  Director, Executive Vice   1996    200,000      100,000              --         130,000(4)       5,000(3)
  President and Chief        1995    200,000       75,000              --          20,000(6)       6,350(7)
  Investment Officer
Craig G. Vought              1997    200,000      225,000         414,515(8)       45,000(2)       5,000(3)
  Executive Vice President   1996    200,000      150,000              --         245,000(4)       5,000(3)
  and Chief Financial        1995    130,000(9)   150,000          75,000(10)      20,000(6)       6,350(7)
  Officer

---------------
 (1) Represents the fair market value of 18,127 shares of restricted Common Stock on the date of grant (December 31, 1997), based upon the closing price on that date of the Company's Common Stock of $42.875. Twenty-five percent of restricted Common Stock vests one year after grant and an additional 25% vests each year thereafter.

 (2) Nonqualified stock options to acquire shares of Common Stock were granted on June 30, 1997 at an exercise price equal $35.19. The fair market value on the date of grant of was $35.1875 per share.

 (3) Amounts represent the Company's contributions to the Company's 401(k) Retirement Plan. As of October 1, 1996, officers are excluded from participation in the profit sharing contribution by the Company.

 (4) Nonqualified stock options to acquire shares of Common Stock were granted in October 1996 and December 1996 at an exercise price equal to the fair market value on the date of grant of $29.25 per share and $31.625 per share, respectively.

 (5) Represents the fair market value of 4,000 shares of restricted Common Stock on the date of grant (January 26, 1996), based upon the closing price on that date of the Company's Common Stock of $25.00. As of December 31, 1997, the fair market value of the 4,000 shares of restricted stock was $171,500, based upon the closing price on that date of the Company's Common Stock of $42.875 per share. Twenty-five percent of restricted Common Stock vests one year after grant and an additional 25% vests each year thereafter.

 (6) Nonqualified stock options to acquire shares of Common Stock were granted in January 1996 at an exercise price equal to the fair market value on the date of grant of $25.00 per share for services performed during 1995.

 (7) Amounts represent the Company's contributions to the Company's 401(k) Retirement Plan of $5,000 and profit sharing contributions of $1,350.

 (8) Represents the fair market value of 9,668 shares of restricted Common Stock on the date of grant (December 31, 1997), based upon the closing price on that date of the Company's Common Stock of

     $42.875. Twenty-five percent of restricted Common Stock vests one year after grant and an additional 25% vests each year thereafter.

 (9) Mr. Vought became Chief Financial Officer of the Company in July 1995. The amount represents salary paid to Mr. Vought during the entire fiscal year.

(10) Represents the fair market value of 3,000 shares of restricted Common Stock on the date of grant (January 26, 1996), based upon the closing price on that date of the Company's Common Stock of $25.00. As of December 31, 1997, the fair market value of the 3,000 shares of restricted stock was $128,625, based upon the closing price on that date of the Company's Common Stock of $42.875 per share. Twenty-five percent of restricted Common Stock vests one year after grant and an additional 25% vests each year thereafter.

                       OPTION GRANTS FOR LAST FISCAL YEAR

     The following table provides certain information with respect to stock options granted by the Company during 1997 to each of the Named Executive Officers under the Spieker Properties, Inc. Amended and Restated 1993 Stock Incentive Plan.

                                                         INDIVIDUAL OPTION GRANTS
                                           -----------------------------------------------------
                                            NUMBER OF      % OF TOTAL
                                            SECURITIES    OPTIONS/SARS    EXERCISE
                                            UNDERLYING     GRANTED TO    PRICE PER
                                           OPTIONS/SARS   EMPLOYEES IN     SHARE      EXPIRATION    GRANT DATE
NAME AND PRINCIPAL POSITION   GRANT DATE   GRANTED (#)    FISCAL YEAR    ($/SH)(1)       DATE      VALUATION(2)
---------------------------   ----------   ------------   ------------   ----------   ----------   ------------
Warren E. Spieker, Jr. .....   06/30/97      80,000(3)       6.4%          $35.19      06/30/07      $488,769
  Chairman of the Board and
  Chief Executive Officer
John K. French..............   06/30/97      45,000(3)       3.6%          $35.19      06/30/07      $274,933
  Director, Executive Vice
  President and Chief
  Operating Officer
Dennis E. Singleton.........   06/30/97      30,000(3)       2.4%          $35.19      06/30/07      $183,289
  Director, Executive Vice
  President and Chief
  Investment Officer
Craig G. Vought.............   06/30/97      45,000(3)       3.6%          $35.19      06/30/07      $274,933
  Executive Vice President
  and Chief Financial
  Officer

---------------
(1) Closing price of the Common Stock on the date of grant was $35.1875.

(2) Calculated using the binomial pricing model. The assumptions used in determining the present value of the option grant using this methodology are as follows: option term of 10 years; risk-free rate of 6.4%; 0.1829 volatility since the initial public offering; 5.3% dividend yield; exercise price of $35.19; Closing price of Common Stock on date of grant of $35.1875; and a 3% reduction factor for the risk of forfeiture due to vesting restrictions. The actual value, if any, that an executive officer may realize will depend on the continued employment of the executive officer holding the option through its vesting period, and the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the binomial pricing model, which is based on assumptions as to the variables of stock price volatility, future dividend yield, interest rates, etc.

(3) Twenty percent of such options become exercisable one year after grant and an additional 20% becomes exercisable each year thereafter.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     During the year ended December 31, 1997, other than John K. French who exercised 50,500 shares of his stock options, the Company's Chief Executive Officer and the other Named Executive Officers did not exercise any of their stock options. The following table sets forth the number of shares of Common Stock covered by the stock options held by the Company's Chief Executive Officer and the other Named Executive Officers as of December 31, 1997.

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                    OPTIONS AT YEAR-END(#)        OPTIONS AT YEAR-END(1)
                                                  ---------------------------   ---------------------------
          NAME AND PRINCIPAL POSITION             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ---------------------------             -----------   -------------   -----------   -------------
Warren E. Spieker, Jr...........................    178,500        484,000      $3,090,437     $6,154,300
  Chairman of the Board and Chief Executive
  Officer
John K. French..................................     91,000        311,000       1,467,375      4,067,575
  Director, Executive Vice President and Chief
  Operating Officer
Dennis E. Singleton.............................    113,500        189,000       2,242,062      2,620,675
  Director, Executive Vice President and Chief
  Investment Officer
Craig G. Vought.................................    111,500        271,000       1,948,562      3,240,075
  Executive Vice President and
  Chief Financial Officer

---------------
(1) Based on the closing price of the Company's Common Stock as reported on the New York Stock Exchange on December 31, 1997 of $42.875 minus the exercise price, multiplied by the number of shares underlying the options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     For services performed in 1997, executive compensation consisted of base salary, bonuses, grants of stock options, and grants of restricted stock under the Company's Amended and Restated 1993 Stock Incentive Plan.

     In December 1993, the Board of Directors established the Compensation and Stock Incentive Plan Committees of the Board of Directors (the "Committees"). The Compensation Committee has responsibility for developing, administering and monitoring the compensation policies applicable to the Company's executive officers. The Stock Incentive Plan Committee has responsibility for administering the Company's Amended and Restated 1993 Stock Incentive Plan, under which grants may be made to executive officers and other key employees.

     The Committees have retained the services of an independent compensation consultant to assist the Committees in their evaluation of the key elements of the Company's compensation program. The compensation consultant provides advice to the Committees with respect to competitive practices and the reasonableness of compensation paid to the executives of the Company. The Committees review surveys and other data supplied by the consultant in the course of their deliberations relating to compensation proposals. The Committees believe that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in the NAREIT Equity Index in the Stock Price Performance chart that compares stockholder returns. Some, but not all, of the companies included in the Stock Price Performance chart are included in the compensation surveys. The Committees review the available competitive data, evaluate the particular needs of the Company, and evaluate each executive's performance to arrive at a decision regarding compensation programs.

     Executive Compensation Philosophy. The Committees believe that a fundamental goal of the Company's executive compensation program should be to provide incentives to create value for the Company's stockholders. In addition, the Committees believe that the executive compensation program should attract, retain, and motivate a quality, performance-oriented management team. It should create a strong and direct link between Company stock performance and executive compensation. Executive total compensation levels should be positioned between the middle and upper quartiles of real estate development and REIT organizations of comparable size and organizational structure. Compensation should be weighted more on the variable components to allow for premium pay for superior financial results and below-average pay for below-average financial results. The program should create a significant and meaningful long-term incentive tied to the Company's long-term growth, financial success, and increasing stockholder value. For 1997, the Committees have placed a significant emphasis on the variable components resulting in 85% to 90% of the executive officers' total compensation derived solely on performance.

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Company's Amended and Restated 1993 Stock Incentive Plan are intended to qualify as "performance-based" compensation not subject to the
Section 162(m) deduction limitation. In addition, the Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation. The Committees' present intention is to qualify, to the extent reasonable, the substantial portion of the executive officers' compensation for deductibility under applicable tax laws. However, the Committee reserves the right to design programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be deductible.

     Base Salaries. Base salaries for all of the executive officers are reviewed annually and may be increased by the Compensation Committee in accordance with certain criteria determined primarily on the basis of growth in revenues, funds from operations ("FFO") per share of Common Stock, new acquisitions, and on the basis of certain other factors, which include (i) individual performance, (ii) execution of the strategic plan, (iii) the functions performed by the executive officer, and (iv) changes in the compensation peer group in which the Company competes for executive talent. The weight given such factors by the Compensation Committee may vary from individual to individual. The Compensation Committee, however, intends to reward executive officers for their achievements primarily through the short-term and long-term incentive compensation awards discussed below. With respect to base salaries, the Compensation Committee generally intends to target base salary levels at or below the 50th percentile of real estate development and REIT organizations of comparable size and organization structure. Actual base salary levels for 1997 for the executive officers fall considerably below the 50th percentile.

     Short-Term Incentive Compensation Awards. All the Company's officers, including the executive officers, are eligible to participate in the short-term incentive plan. Each year, the Compensation Committee establishes a pool from which short-term incentive payments are made. In 1997, a maximum of $1,200,000 was reserved for the pool of executive officers, assuming stretch goals were achieved. Annual incentive awards are paid after assessing Company, division/unit, department, and individual performance. Payments for each individual is weighted differently among Company, division/unit, department and individual performance objectives, depending on the position. The Chief Executive Officer's weighting is 100% on Company performance. The Executive Vice Presidents' weighting is 75% on Company performance and 25% on division or department performance. Company performance is measured on the basis of achieving targeted FFO objectives, which are reviewed and approved by the Committee. Division/unit performance is measured on stabilized contributions to FFO from new acquisitions and developments and the performance of existing property portfolio net rental income with consideration of individual market factors, capital expenditures, overhead costs and other factors that may affect performance in any given year. Department performance measures are based on the achievement of specific strategic objectives of the Company. Individual performance measures are assessed in a subjective manner and may include Company leadership, tenant satisfaction, contributions to the Company as a whole and community involvement. The Compensation Committee believes that a fixed compensation formula may not adequately reflect all aspects of the performance of the Company and of an individual executive officer. Therefore, the Committee has retained a high degree of flexibility in structuring the short-term incentive compensation plan to ensure that the longer-term interests of stockholders are considered. This allows the Committee annually to evaluate subjectively each executive officer's individual performance and contribution to the Company's overall financial and operational success. Minimum objectives are established for Company performance and such objectives basically represent a net FFO growth and cash dividend that will ensure a satisfactory return to stockholders. Generally, the Company portion of an award is not paid if such objectives are not achieved.

     The Compensation Committee determines the award for the Chief Executive Officer and approves the awards for other participants. The Chief Executive Officer, with the assistance of an internal committee, determines the awards for all other participants on the basis of their achievement of specific objectives and a subjective assessment of the individual's contributions. The target performance objectives and the pool were approved by the Compensation Committee. For 1997, approximately 50% of the executive officer formula pool was distributed. Bonus awards to executive officers for 1997 reflect excellent performance results during the year. Actual 1997 FFO growth substantially exceeded preestablished target objectives and represented the upper quartile performance of other equity REITs and other office/industrial sector equity REITs.

     Long-Term Incentive Compensation Awards. The Amended and Restated 1993 Stock Incentive Plan, which was approved by stockholders, is administered by the Stock Incentive Plan Committee. The Amended and Restated 1993 Stock Incentive Plan provides for grants of nonqualified stock options, incentive stock options, restricted shares, dividend equivalents, performance shares and performance units to key executives and employees of the Company. The Stock Incentive Plan Committee may make grants under the Amended and Restated 1993 Stock Incentive Plan based on a number of factors, including: (i) Company performance, (ii) the executive officer's or key employee's position in the Company, (iii) his or her performance and responsibilities, (iv) the extent to which he or she already holds an equity stake in the Company, (v) equity participation levels of comparable executives and key employees at other companies in the compensation peer group, (vi) total compensation levels of comparable executives and key employees at other companies in the compensation peer group, and (vii) individual contribution to the success of the Company's financial performance. In addition, the size, frequency, and type of long-term incentive grants will be determined on the basis of past granting practices, fair market value of the Company's stock, tax consequences of the grant to the individual and the Company, accounting impact, and the number of shares available for issuance. However, the plan does not provide any formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the Committee's evaluation of the past as well as the future anticipated performance and responsibilities of each individual. Stock options generally are granted on an annual basis at 100% of current fair market value of the Company's stock and will only be of value to the executive officer or key employee if the stock price increases over time. The 1997 stock option grants reflect superior Company and individual performance. They also reflect the Company's compensation philosophy to place greater emphasis on the variable components of the compensation program. In 1997, the Company ranked in the upper quartile of all equity REITs with a total return to stockholders of 24.6%. Since the initial public offering in 1993 Company performance has resulted in an average annual total return to stockholders of about 30%, as compared to approximately 24% for the Standard & Poor's 500 and 18.5% for all equity REITs. The 1997 grants of options vest ratably at 20% per year after one year from the date of grant. Executive officers were also granted restricted stock during 1997 in recognition of superior performance, below market cash compensation levels, and the need to retain exceptional executive talent. Restricted shares vest ratably at 25% per year after one year from the date of grant. Restricted stock grants are not typically made on an annual basis, but are reviewed from year to year by the Stock Incentive Plan Committee. In the event of a Change in Control, Corporate Transaction, or Subsidiary Disposition (each as defined by the Plan), all outstanding options and restricted shares become fully vested.

     Chief Executive Officer Compensation. The compensation of Warren E. Spieker, Jr. for fiscal 1997 was determined on the same general basis as discussed above for the executive officers. In 1997, Mr. Spieker received a base salary of $225,000, which falls in the first (lowest) quartile of the compensation paid to chief executive officers of real estate development and REIT organizations of comparable size and organizational structure. In addition, Mr. Spieker chose to waive any short-term incentive for 1997. Based on the Stock Incentive Plan Committee's criteria and the Company's excellent performance as described above, Mr. Spieker was awarded options to purchase 80,000 shares of Common Stock and 18,127 shares of restricted stock for 1997 performance. Mr. Spieker's compensation in 1997 was leveraged 90% toward incentives directly tied to shareholder value creation. Mr. Spieker's base salary and award levels under the Amended and Restated 1993 Stock Incentive Plan and the short-term incentive plan are reviewed annually. In 1997, the Company contributed $5,000 to Mr. Spieker's 401(k) account under the terms and conditions of that plan and made no profit sharing contributions in accordance with the provisions of that plan. Mr. Spieker does not participate in or otherwise influence deliberations of the Compensation Committee or Stock Incentive Plan Committee relating to his compensation.

     Section 401(k) Plan. In 1994, the Company adopted a tax-qualified cash and deferred profit-sharing plan (the "401(k) Plan"). Under the 401(k) Plan, which covers all Company employees after they have completed 12 months of service, employees may reduce their current compensation by up to 15% of their total salary plus bonus, up to a maximum of $9,500 for the 1997 calendar year, and have the amount of the reduction contributed to the 401(k) Plan. The Company also contributes to the 401(k) Plan an additional amount equal to 5% of such employee's compensation or the maximum contribution allowable by law. In addition, the Company may make profit sharing and discretionary contributions at the end of each year. As of October 1, 1996, Officers are excluded from participation in the profit sharing contribution by the Company. The employee's right to retain the Company's contributions vests at a rate of 20% per year beginning after twelve months of service. For fiscal year 1997, the Company made contributions to the 401(k) Plan of a total of $20,000 to the Chief Executive Officer and the other Named Executive Officers.

STOCK INCENTIVE PLAN COMMITTEE               COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS                    OF THE BOARD OF DIRECTORS
Richard J. Bertero                           Richard J. Bertero
Harold M. Messmer, Jr.                       Harold M. Messmer, Jr.
                                             Warren E. Spieker, Jr.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Common Stock from November 30, 1993 through December 31, 1997 to the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500") and the Equity REIT Total Return Index prepared by NAREIT. The line graph starts at November 30, 1993 because the Equity REIT Total Return Index uses end-of-month values. The graph assumes that the value of the investment in the Company's Common Stock was $100 at November 30, 1993 and that all dividends were reinvested. The Common Stock's price on November 30, 1993 (on which the graph is based) was $19.50; the initial public offering price of the Common Stock on November 12, 1993 was $20.50. All of the information relating to the graph below was prepared by NAREIT.

     THE STOCKHOLDER RETURN SHOWN ON THE FOLLOWING GRAPH IS NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS BEFORE CONSIDERATION OF INCOME TAXES.

        Measurement Period          'Spieker Properties,     NAREIT Equity
      (Fiscal Year Covered)                Inc.'                 Index              S&P 500
11/30/93                                   100.00               100.00              100.00
12/31/94                                   111.66               103.00              102.55
12/31/95                                   148.62               118.72              140.94
12/31/96                                   226.55               160.59              173.34
12/31/97                                   282.28               193.13              231.17

                             EMPLOYMENT AGREEMENTS

     The Company has no employment agreement with any of its executive officers and directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company owns 95% of the non-voting preferred stock of Spieker Northwest, Inc. ("Spieker Northwest"), which provides fee management and other services for properties not owned by the Company, including certain properties in which Messrs. Spieker, French, and Singleton have ownership interests. The fees charged by Spieker Northwest for managing properties are comparable to the fees it charges for managing other properties. Messrs. Spieker, French, Singleton and Bruce E. Hosford own 100% of the voting stock of Spieker Northwest and the remaining 5% of the non-voting preferred stock. For the year ended December 31, 1997, Spieker Northwest had revenues of $6.7 million, which were mainly offset by operating expenses, and it did not pay any dividends on its common or preferred stock.

     At the time of the Company's 1993 initial public offering, the Company entered into land holding agreements ("Land Holding Agreements") with certain of its executive officers with respect to vacant land parcels in which such executive officers hold ownership interest. The Land Holding Agreements generally provide the Company with the option to purchase the land subject to the agreement for the lesser of a fixed price set forth in the Land Holding Agreement or the fair market value as determined by appraisal.

     During the fourth quarter of 1997, the Company acquired a land parcel pursuant to a Land Holding Agreement. A 10.18 acre parcel of land located in Monterey, California in which Messrs. Spieker, French, and Foster held ownership interests was acquired for a negotiated price of approximately $1.5 million, which was less than the fixed price set forth in the Land Holding Agreement. The Company acquired the land for the purpose of developing two office buildings totaling 63,895 square feet, at an estimated total cost of approximately $9.2 million. Construction of this development began during the fourth quarter of 1997.

     On October 1, 1997, the Company acquired all of the ownership interest in a 119,152 square-foot office building located in San Mateo, California (the "San Mateo Property") valued at approximately $24.8 million, through the purchase of partnership interests in an entity in which Messrs. Spieker and Singleton held a general partnership interest. The San Mateo Property had not been contributed to the Operating Partnership at the time of the IPO because a satisfactory arrangement could not be made with the unaffiliated partners in the partnership. The partners were subsequently able to reach an agreement with the unaffiliated partners, and the Company exercised its option to acquire the interests of the unaffiliated partners. The Company paid approximately $5.8 million to the unaffiliated partners and issued partnership units with an aggregate value of $7.5 million to Messrs. Spieker and Singleton in exchange for the beneficial ownership. A mortgage of $11.0 million was assumed in connection with the purchase. The monetary value of the Operating Partnership units issued to Messrs. Spieker and Singleton of the Company was based upon the negotiated value paid to the unaffiliated partners. The number of Operating Partnership units issued was calculated by dividing such monetary value by the stock price of the Company's Common Stock (into which such units are convertible) at the close of the day prior to acquisition.

                                 PROPOSAL NO. 2

               RATIFICATION OF RETENTION OF INDEPENDENT AUDITORS

     Arthur Andersen LLP has served as the Company's independent auditors since the Company's initial public offering in 1993 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 1998. In the event that ratification of this retention of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter, then the appointment of independent auditors will be reconsidered by the Board of Directors. Unless marked to the contrary, proxies received will be voted FOR ratification of the retention of Arthur Andersen LLP as the independent auditors for the fiscal year ending December 31, 1998.

     A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
       THE RETENTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT
             AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998

                                 OTHER MATTERS

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") and New York Stock Exchange initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received, the Company believes that during its fiscal year ended December 31, 1997, all Reporting Persons complied with all applicable filing requirements, except that Messrs. Spieker and Vought each filed a Form 5 report late and Mr. Foster filed a Form 3 late.

     Stockholder Proposals. To be considered for presentation at the annual meeting of the Company's stockholders to be held in 1999, a stockholder proposal must be received by Sara H. Reynolds, Secretary, Spieker Properties, Inc., 2180 Sand Hill Road, Suite 200, Menlo Park, California 94025, no earlier than March 12, 1999 and no later than April 11, 1999.

     Other Matters. The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute, and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                              /s/ WARREN E. SPIEKER, JR.
                                          --------------------------------------
                                                  WARREN E. SPIEKER, JR.
                                                Chairman of the Board and
                                                 Chief Executive Officer

April 16, 1998
Menlo Park, California

                            SPIEKER PROPERTIES, INC.
                              2180 Sand Hill Road
                              Menlo Park, CA 94025

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING ON JUNE 10, 1998.

     Warren E. Spieker, Jr., Dennis E. Singleton and Sara H. Reynolds (the "Proxies"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Spieker Properties, Inc., (the "Company"), to be held on Wednesday, June 10, 1998, and at any adjournments or postponements thereof.

     Election of two directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate).

     Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all directors and FOR ratification of the retention of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.


BOARD OF DIRECTORS' RECOMMENDATIONS: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL DIRECTORS AND FOR RATIFICATION OF THE RETENTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS YOU NEED NOT MARK ANY BOXES, JUST SIGN AND DATE ON THE REVERSE SIDE.

SPIEKER PROPERTIES, INC.
P.O. BOX 11391
NEW YORK, N.Y. 10203-0391

          (Continued and to be dated and signed on the reverse side.)

[ ]

1. Election of Directors

   FOR all nominees listed below                                [ ]

   WITHHOLD AUTHORITY to vote for all nominees listed below     [ ]

   *EXCEPTIONS                                                  [ ]

   Nominees: David M. Petrone and Dennis E. Singleton
   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

   Exceptions
              ------------------------------------------------------------------


2. To ratify the retention of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

   FOR [ ]        AGAINST [ ]       ABSTAIN [ ]
                                                      [ ] Change of Address and
                                                          or Comments Mark Here

                                Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                Dated:                                  , 1998
                                      ----------------------------------


                                ------------------------------------------------
                                                    Signature


                                ------------------------------------------------
                                                    Signature


VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.  [ ]


          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.